Exhibit 99.2

For Immediate Release

Executive Contact:

Robert C. Atkinson

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 274-4199

Chico’s Declares Cash Dividend of $0.05 Per Share

Fort Myers, FL – November 22, 2011 – Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share on its common stock. The dividend will be payable on December 19, 2011 to Chico’s FAS shareholders of record at the close of business on December 5, 2011.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 604 boutiques and 83 outlets throughout the U.S., publishes a monthly catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 363 boutiques and 25 outlets, publishes a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 168 boutiques and 17 outlets, publishes a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s high-end apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available exclusively through the Boston Proper catalog and website, www.bostonproper.com.